EXHIBIT 4.17

                                 LOAN AGREEMENT


This "Loan Agreement" is entered into this 31st day of July, 2003 between Smithfield Investments B.V., (the "Lender") and e-SIM Ltd., an Israeli company having its principal place of business at 19 Hartum Street, POB 45002, Jerusalem 91450, Israel (the "Borrower") (together the "Parties").

WHEREAS, The Lender and the Borrower wish that the Lender should provide the Borrower a loan in the amount of $1,000,000 (the "Loan"), upon the terms and conditions set out hereafter.

THEREFORE, the Parties agree as follows.

1.         DEFINITIONS

           All the capitalized terms used in the Loan Agreement and not otherwise defined herein below shall have the meaning assigned to them therein. The terms below shall have the following meanings:

           "Business Day" means a day on which principal banking business is transacted in Israel, and on which banking corporations customarily conduct clearing of banking documents.

           "Closing Date" means the date of this Loan Agreement.

           "Loan Period" means the period until August 1, 2004.

           "Holder" any person holding any of the Borrower's securities, including; without limitation, shares, options, warrants or convertible debentures.

           "Material" means, unless otherwise specifically provided in the Loan Agreement, a change and/or effect (including, without limitation, any agreement) which gives rise to an expense, liability, obligation, payment or damage in an aggregate amount in excess of USD 250,000 (two hundred and fifty thousand).

           "USD" or "$" means United States Dollars.


2.         LOAN TERM, AND INTEREST

2.1 The aggregate amount of the Loan shall be USD1,000,000 (one million), that shall be made available on August 1, 2003 to the Borrower by wire transfer to the Borrower's account no. 9636668, Branch 060 with Israel Discount Bank Ltd.

2.2 Subject to Section 3, the Loan shall be repaid, without interest, in one lump sum payment, on August 1, 2004 (the "Due Date");

2.3        The Loan will be granted in USD.


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3.         CONVERSION

3.1 The Loan may be converted into Ordinary Shares of the Borrower at any time by the Lender until the Due Date by notice to the Borrower, at a price per share of $0.18 (eighteen U.S. Cents) (the "Exercise Price").

3.2 If the Lender elects to convert the entire amount of the Loan into Ordinary Shares pursuant to Section 3.1, it will receive, upon such exercise, a further Warrant to purchase shares on the terms of the Warrant attached hereto. Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 14 and 16 of the Warrant shall apply to the exercise of the conversion rights provided for in Section 3.1 herein and to any shares issued pursuant to such exercise.

3.3 In the event the Borrower effects an equity raising in an amount of at least $1,000,000 (One Million U.S. Dollars) at any time prior to the Due Date, the Borrower may require the Lender to convert the Loan, at the Exercise Price. Upon such exercise, the provisions of
           Section 3.2 will apply as if the Lender had elected to convert the Loan.


4.         COVENANTS AND UNDERTAKINGS OF THE BORROWER

           The Borrower undertakes towards the Lender that, from the Closing Date and so long as any amounts are owing under the Loan Agreement, it will:

4.1 inform the Lender, forthwith upon becoming aware thereof, of the occurrence of an Event of Default (as specified in Clause 5 below), or of the occurrence of any event which, with the giving of a notice or the lapse of time or both, would constitute an Event of Default;

4.2 obtain or cause to be obtained, at any time and from time to time, such registration, licenses, consents, approvals, authorizations and exemptions as may be required by any applicable law or regulation, to enable the Borrower to perform its obligations under the Loan Agreement or required for the validity or enforceability of the Loan Agreement;

4.3 be responsible for all stamp duty, if any, payable on the Loan Agreement, any documents thereunder or any of the documents provided by way of collateral;

4.4 fully and punctually fulfill all its debts and obligations to the Lender;

4.5 notify the Lender of any breach or of any likely breach of any of the conditions or undertakings whatsoever towards the Lender immediately upon it becoming aware of the same;

4.6 maintain its corporate existence, rights, governmental approvals and franchises necessary to the conduct of the Borrower's business;

4.7 promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or the Borrower's business;

4.8        without derogating from the Lender's rights under law -

           4.8.1 subject to prior notice and appointment, permit an authorized representative of the Lender to visit and inspect any of the properties of the Borrower during the Borrower's regular business hours, including, without limitation, its books of account, and to discuss its affairs, finances and accounts with the Borrower's officers and auditor, all at such reasonable times and as often as the Lender may reasonably request, provided that inspection of the Borrower's source code shall only be made by a third party consultant acceptable to the Lender and the Borrower;


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           4.8.2     deliver to the Lender the information and reports
                     described in this Sub-Clause 8 as follows:

                     4.8.2.1 immediately upon the occurrence of any event likely to have a significant and/or Material adverse impact upon the Borrower, a summary of such event and its implications;

                     4.8.2.2 With reasonable promptness, such other information and data with respect to the Borrower, as the Lender may from time to time request;

                     4.8.2.3 All information (including, without limitation, all financial statements) provided by the Borrower to other Holders and the press releases of the Borrower to the press.

4.9 keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the Borrower's business and affairs.

4.10       no other facility shall derogate from any of the Lender's rights,.

4.11 without derogating from the Borrower's undertakings and obligations under the Loan Agreement, observe and perform towards the Lender, all of the Borrower's other undertakings and obligations that it has undertaken towards any of the Borrower's Holders with respect to the Borrower's conduct of the Borrower's business, including all the undertakings to disclose information.

5.         EVENTS OF DEFAULT AND ACCELERATION OF REPAYMENT OF THE LOAN

           Notwithstanding anything herein contained, upon the occurrence of any of the events set out hereunder and at any time thereafter, or if the Borrower shall adopt any resolution and/or shall cause and/or allow any such occurrence, the Lender shall be entitled without thereby prejudicing any other right of the Lender under the Loan Agreement, upon the Borrower's failure to cure such occurrence within 10 (ten) days after the Lender's written notice to the Borrower to such effect, to declare the Unpaid Balance of the Loan, in whole or in part, to be immediately due and payable:

5.1 If on the Due Date, the Loan, has not entirely been paid, and is not paid within 7 days of Lender sending a demand letter to the Borrower;

5.2 If, according to the Lender, the Borrower's rights have been compromised or changed by its Documents of Incorporation, in a manner that Materially damages the Lender's rights according to this Loan Agreement and all remaining securities, guarantees, documents signed and/or to be signed by the Borrower or anyone on its behalf regarding the Loan and the securities and the guarantees.

5.3 If a receiver (permanent or temporary) or a receiver and manager (permanent or temporary), or liquidator (permanent or temporary) is appointed to the Borrower's Business and/or assets or any part of thereof and the appointment has not been canceled within 45 days and/or in case of settlement or composition of creditors according to
           Section 350 of the Companies Law, 5759-1999 (the "Companies Law"), excluding composition of creditors as aforementioned approved by the Lender, or if an application is lodged for the appointment of a receiver (permanent or temporary) or a receiver and manager (permanent or temporary) or a liquidator (permanent or temporary) to the Borrower's Business and/or assets or any part thereof and such application is not withdrawn within 45 days or if an application is lodged by the Borrower for a settlement or composition of creditors without the Lender's consent which will not be unreasonably withheld (and in the case of an application by the Borrower no notice to cure need be given by the Lender).


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5.4        If the Borrower reaches a decision to dissolve, or if a liquidation order is issued against it, and in such event, no 10 day period of notice shall be required.

5.5 If any attachment is imposed on all the assets of the Borrower, or on any material part of them or if any execution of court decision is carried out on them, and the attachment or execution is be removed within 45 days of the date attachment was imposed or date the aforementioned execution was performed, as the case may be;

5.6 If the Borrower has defaulted or will not fulfill one or more of its obligations under the terms and conditions of this Loan Agreement;

5.7 If the Lender deems that an incident has occurred that harms or might harm the financial ability of the Borrower to fulfill its commitments or any Material part thereof and the effect of which is or will be to materially adversely affect, in the reasonable opinion of the Lender, the Borrower's ability to repay to the Lender any debt due to the Lender under the Loan Agreement.

5.8 In any case that a stay or extension has been provided or if there is a need of providing prior notice, that extension or stay will be canceled automatically and will not apply and there will be no need of prior notice if in the Lender's reasonable opinion it might endanger the Lender's rights and/or the Borrowers ability to pay the Loan or any part of it.

5.9 If any representation, warranty, certificate, statement or opinion made or delivered pursuant to the Loan Agreement shall prove to have been incorrect, inaccurate or untrue in any material respect when made or delivered and the effect of which is or will be to materially adversely affect, in the reasonable opinion of the Lender, the Borrower's ability to repay to the Lender any debt due to the Lender under the Loan Agreement;

5.10 If any representation, warranty, certificate, statement or opinion made or delivered pursuant to the Loan Agreement, ceases to be correct, accurate or true in any respect and the effect of which is or will be to Materially adversely affect, in the reasonable opinion of the Lender, any right to which the Lender is entitled under the Loan Agreement, including the repayment of the Loan;

5.11 If any event defined as an Event of Default pursuant to any other agreement executed between the Borrower and the Lender has occurred;

5.12 If any consent, authorization, license or approval of, registration with or declaration to any government or public bodies or authorities or courts, required to be obtained or made by the Borrower in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Loan Agreement or the performance by the Borrower of its respective obligations under the Loan Agreement, is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect.

5.13 If the Borrower becomes obligated to indemnify any of its office holders (within the meaning of Section 1 of the Companies Law), in an amount exceeding USD 250,000 (two hundred and fifty thousand) or the equivalent thereof in another currency which is not covered by insurance.

           Notwithstanding the aforesaid, in any of the events of default specified in sections 5.2 to 5.13, the Lender shall not be entitled, during the period until August 1, 2004, to declare the Unpaid Balance of the Loan, in whole or in part, to be immediately due and payable if such declaration would render the Borrower unable to continue as a going concern.

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
6.         REPRESENTATIONS AND WARRANTIES

           The Borrower represents and warrants to the Lender (which representations and warranties shall remain true until the Loan is repaid in full and for as long as the Lender is a Holder) that:-

6.1 The Borrower is a company duly organized and validly existing under the laws of the State of Israel and has power and authority to own its property and assets and to transact the business in which it is engaged;

6.2 The Borrower has power to enter into and to perform its obligations under the Loan Agreement and has taken all necessary corporate and legal action to authorize the raising of the Loan upon the terms and conditions of the Loan Agreement and to authorize the execution, delivery and performance of the Loan Agreement;

6.3 The Loan Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms and no further actions or registrations are required to effect or maintain such enforceability;

6.4 The execution, delivery and performance of the Loan Agreement will not violate any provisions of any law or regulation or of any order or decree of any court or authority to which the Borrower is subject or the Certificate of Incorporation, the Memorandum or the Articles of Association of the Borrower;

6.5 Subject to the Credit Agreements entered into with Israel Discount Bank, Ltd. and Industrial Development Bank of Israel, as the case may be, the Borrower has not created a presently valid floating charge over any of its assets, and there is not in existence any undertaking on the part of the Borrower in favor of any third party not to create charges over any of its assets.

6.6 Each document delivered to and/or signed in favor of the Lender will be in terms and conditions that are reasonably acceptable to the Lender, accompanied, if required by the Lender, by confirmation of the passing of the appropriate resolution and confirmation from a lawyer that such resolution has been duly passed;

6.7 no material litigation or administrative proceedings before or of, any court, arbitration or governmental authority, is pending or to the knowledge of the Borrower, threatened against the Borrower or its assets, which might have a Material adverse effect on the business, assets or financial condition of the Borrower, or on the ability of the Borrower to perform its obligations hereunder, other than a claim by Gaio, Inc. against the Borrower.

6.8 it is unaware of any breach of any of the above conditions and/or any of the conditions detailed in this document and that all representations made by it or by any of its officers and attorney on its behalf are correct.


7.         MISCELLANEOUS

7.1 The Borrower and the Lender shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of the Loan Agreement.

7.2 No delay or omission to exercise any right, power, or remedy accruing to either the Lender of the Borrower upon any breach or default under the Loan Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Lender or the Borrower of any breach or default under the Loan Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under the Loan Agreement or by law or otherwise afforded to the Lender, shall be cumulative and not alternative.


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
7.3 If any provision of the Loan Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from the Loan Agreement and the remainder of the Loan Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event the Loan Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.4        Whether or not explicitly  provided in the Loan Agreement -

           7.4.1 The word "including" shall mean including, without limitation.

           7.4.2 Any reference to any law is deemed to refer to all applicable and relevant and/or equivalent laws (including case law), statutes, codes or ordinances and all rules and regulations promulgated thereunder, unless the context otherwise requires.


e-SIM Ltd.                                Smithfield Investments B.V.

/s/ Yaron Eldad                           /s/ Marc Belzberg
Name: Yaron Eldad                         Name: Marc Belzberg
Title: Chief Financial Officer and        Title: Director
       Chief Operating Officer

















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Date: July 31, 2003

To: Smithfield Investments B.V.


                                     WARRANT

                           To purchase Ordinary Shares

                                       of

                                   E-SIM LTD.

                 VOID AFTER 24:00 p.m. (prevailing Israel time)

              On the last day of the Warrant Period (defined below)

e-SIM Ltd., a company registered in Israel (the "COMPANY") hereby grants to Smithfield Investments B.V. (the "Holder"), the right to purchase from the Company fully paid and non-assessable Ordinary Shares of the Company, par value NIS 0.1 per share in such number as is specified herein. The shares which are purchasable pursuant to this Warrant are referred to herein as "Warrant Shares".

1.         DEFINITIONS

           For the purpose of this Warrant:

           1.1 "PUBLIC OFFERING" shall mean the next underwritten public offering of the Company's shares, pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the "SECURITIES ACT") or pursuant to the corresponding securities laws of any other jurisdiction (other than a registration statement effected solely to implement an employee benefit plan).

           1.2 "LIQUIDITY EVENT" shall mean (a) the sale of all or substantially all of the Company's shares, property and/or assets (including by way of share swap); or (b) the merger or consolidation of the Company with or into another company following which more than fifty percent (50%) of the Company's shares are held by persons who, prior to the said transaction, held, in the aggregate, less than five percent (5%) of the Company's shares, other than a merger, share swap or other re-organization that is carried out in order for the Company to become a subsidiary of a company (newly-organized or otherwise) which is registered outside of Israel (provided that in such merger, share swap or other re-organization, all shareholders and option holders receive a pro-rata share of the shares and options issued in the non-Israeli company).

           1.3 "EXIT TRANSACTION" shall mean a Public Offering or a Liquidity Event.

           1.4 "EFFECTIVE DATE" shall mean the date of execution of this Warrant.

           1.5 "WARRANT AMOUNT" shall mean Three Million United States Dollars (US $3,000,000).

           1.6 "WARRANT PERIOD" shall mean the period for exercise of this Warrant, as determined pursuant to Section 3.


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           1.7        "EXERCISE PRICE" shall mean the exercise price of each
                      Warrant Share purchasable hereunder, which shall be $0.54, subject to modification pursuant to Section 9.

           1.8 "ARTICLES" shall mean the articles of association of the Company, as they may be amended from time to time.

           1.9 "LOAN" shall mean a loan of $1,000,000 granted by the Holder to the Company in accordance with an agreement between the Company and the Holder of even date.

2.         NUMBER OF SHARES AVAILABLE FOR PURCHASE

           Provided the Holder has converted the Loan in full into Ordinary Shares of the Company, this Warrant may be exercised to purchase that number of Warrant Shares determined by dividing the Warrant Amount by the Exercise Price.

3.         WARRANT PERIOD.

           The Warrant may be exercised, in whole or in part, and on one or more occasions, during the period commencing from date of conversion of the Loan and ending three (3) years following the Effective Date. If the Loan is not converted in accordance with the loan agreement between the Holder and the Company, the Warrant may not be exercised.

4.         NOTICE OF EVENTS.

           Notwithstanding the foregoing or any other rights of the Holder pursuant to the provisions of this Warrant, if at any time the Company shall offer for subscription to the holders of Ordinary Shares any additional shares of any class, other rights or any equity security of any kind, or there shall be any capital reorganization or reclassification of the capital shares of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to another person or there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, in any one or more of said cases, the Company shall give the Holder written notice, by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company, of the date on which (i) a record shall be taken for such subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of Ordinary Shares shall participate in such subscription rights, or shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be. Such written notice shall be given by not later than seven (7) business days prior to the action in question and by not later than seven (7) business days prior to the record date in respect thereto.


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5.         EXERCISE OF WARRANT

           5.1 EXERCISE. Subject to the provisions hereof, this Warrant may be exercised in whole or in part, on one or more occasions at any time during the Warrant Period. This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company or at such other office or agency as the Company may designate in writing, accompanied by a written notice of exercise in the form attached hereto as EXHIBIT 5.1 and for the purpose of determining the relevant Exercise Price, the Warrant shall be deemed to have been exercised at such time.

           5.2 EXERCISE FOR CASH. If the Holder, at its sole discretion, elects to make a cash payment for the Warrant Shares it shall make such payment by not later than seven (7) days from giving the Exercise Notice to the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the notice shall be payable in immediately available funds, in U.S. dollars, or the NIS equivalent thereof, according to the Company's preference, based on the Representative Rate of Exchange last published by the Bank of Israel prior to the time of payment.

           5.3 PARTIAL EXERCISE, ETC. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

           5.4 ISSUANCE OF THE WARRANT SHARES. Upon presentation and surrender of the notice of exercise and after the payment of the Exercise Price pursuant to section 5.2, the Company shall issue promptly to the Holder the shares to which the Holder is entitled.

                      As of and from the close of business on the date of receipt by the Company of the notice of exercise and the Exercise Price, if applicable, the Holder shall be deemed to be the Holder of the shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder. The Company shall pay the stamp duty that may be payable in connection with the issuance of the shares and the preparation and delivery of share certificates pursuant to this Section 5 in the name of the Holder. No fractions of shares shall be issued in connection with the exercise of this Warrant and the number of shares shall be rounded to the nearest whole number.

                      All Warrant Shares issued shall be fully paid and non-assessable.

           5.5 CONDITIONAL EXERCISE. Any purchase of Warrant Shares by the Holder in connection with the receipt of a notice of an anticipated Exit Transaction or equity-raising event may be made conditional upon the consummation and closing


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                      of such Exit Transaction or equity-raising event of the
                      Company.

6.         RESERVATION OF SHARES AND PRESERVATION OF RIGHTS OF HOLDER

           The Company hereby agrees that promptly following the Effective Date, it will convene a general meeting of its shareholders at which it will bring to a vote an increase of the Company's share capital such that this Warrant may be exercised without additional authorization of Warrant Shares. Following the abovementioned increase of share capital, the Company will at all times maintain and reserve, free from preemptive rights, lien or other third party rights, such number of authorized but un-issued shares in its capital so that this Warrant may be exercised without additional authorization of Warrant Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company. The Company further agrees that it will not, by charter amendment or through reorganization, voluntary liquidation, consolidation, merger, dissolution, winding up or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

7.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company hereby represents and warrants to the Holder that as of the Effective Date:

           7.1. The grant of this Warrant shall require approval of the board of directors, the audit committee, and shareholders of the Company. The Company will apply for all necessary approvals, but does not warrant that such approvals will be obtained.

           7.2. The Warrant Shares when paid for and issued in accordance with the terms hereof shall be duly authorized, will be validly issued, fully paid and nonassessable, not subject to any preemptive rights (other than preemptive rights waived prior to the issue of this Warrant or shortly thereafter) and issued free and clear of all debts, liens, encumbrances, taxes, charges, equities, claims, any rights of third parties and any other liabilities, other than any such liability created by the Holder, and other than tax liabilities in connection with: (i) this Warrant and the Holder's rights set forth herein, (ii) the exercise of this Warrant and/or the rights set forth herein, (iii) the issuance of the Warrant Shares (other than any stamp tax, which shall be borne by the Company only), and/or (iv) the disposition of the Warrant Shares. If the Company is subject to a withholding requirement in connection with an exercise of this Warrant, it may postpone any issuance of Warrant Shares until the Holder sufficiently proves that the applicable tax has been paid by the Holder or provides exemption from such withholding obligation.


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
8.         INVESTMENT REPRESENTATION

           Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been registered under the Securities Act, or any other securities laws. The Holder acknowledges by acceptance of this Warrant that (a) it has acquired this Warrant for investment and not with a view to distribution; (b) it has either a pre-existing personal or business relationship with the Company, or its executive officers, or by reason of its business or financial experience, it has the capacity to protect its own interests in connection with the transaction; and (c) it is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act. The Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view to distribution, that such Warrant Shares will not be registered under the Securities Act and applicable state securities laws or any other securities laws and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the Securities Act and applicable state securities laws, or an exemption from such registration and qualification is available. The Holder, by acceptance hereof, consents to the placement of legend(s) on all securities hereunder as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

9.         ADJUSTMENT

           The number and kind of securities purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

           9.1. ADJUSTMENT FOR SHARES SPLITS AND COMBINATIONS. If the Company at any time or from time to time effects a subdivision of the outstanding shares, the number of shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding shares, the number of shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 9.19.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

           9.2. ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time, or from time to time makes, or fixes a record date for the determination of holders of shares entitled to receive a dividend or other distribution payable in additional shares of the Company, then and in each such event the number of shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number of shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Section 9.2 as of the time of actual payment of such dividends or distributions.

           9.3. FUNDAMENTAL TRANSACTIONS. If, at any time while this Warrant is outstanding, (1) a Liquidity Event occurs, (2) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (3) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "FUNDAMENTAL TRANSACTION"), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the "ALTERNATE CONSIDERATION"). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder's option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder's right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof.

           9.4. OTHER TRANSACTIONS. In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Holder either by increasing the number of Warrant Shares, adjusting the Exercise Price, and/or by procuring that the Holder shall be entitled, on economically proportionate terms, determined in good faith by the Company's Board of Directors, to acquire additional shares of the spun-off or split-off entities, in the event of an exercise of this Warrant.

           9.5. OTHER DILUTIVE EVENTS. In case any event shall occur as to which the preceding Sections 9.1 through 9.4 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the rights to receive shares represented by this Warrant in accordance with the essential intent and principles hereof, then, in each such case, the Company's Board of Directors shall, in good faith, determine what adjustments are necessary to preserve the rights of the Holder to receive shares represented by this Warrant.

           9.6 ADJUSTMENT OF EXERCISE PRICE. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted.

10.        NOTICE OF CHANGES AND EXCHANGE OR LOSS OF WARRANT

           10.1 Whenever the number of Warrant Shares for which this Warrant is exercisable is adjusted as provided in Sections 4 and 9, the Company shall promptly compute such adjustment and deliver to the Holder a certificate, signed by a principal financial officer of the Company, setting forth the number of Warrant Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

           10.2 Upon receipt by the Company of a declaration by an officer of the Holder of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of a declaration that the Holder will provide indemnification, and reimbursement to the Company of all reasonable expenses incidental thereto and surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

11.        ASSIGNMENT

           The Holder may offer, sell or otherwise dispose of this Warrant, in whole or in part and on one or more occasions, to any party controlled, controlling or under common control of more than 25% with the Holder provided such assignee does not compete with the Company and provided that such assignment may only be made after conversion of the Loan into Ordinary Shares in the Company.

12.        RIGHTS OF THE HOLDER

           The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, unless specifically stated herein.

13.        TERMINATION

           This Warrant and the rights conferred hereby shall terminate at the aforementioned time on the last day of the Warrant Period.

14.        REGISTRATION RIGHTS


           The following provisions govern the registration of the Company's securities:


           14.4. DEFINITIONS. As used herein, the following terms have the following meanings:

                      14.4.1. "REGISTRABLE WARRANT SHARES": means (i) all Warrant Shares, to be issued to Holder upon the exercise thereof; and (ii) any securities issued or issuable with respect to the shares described in (i) above by way of bonus share distributions, share splits or other recapitalizations or share conversions; and all shares that Holder may hereafter purchase pursuant to its preemptive rights, rights of first refusal or otherwise, or shares issued on conversion or exercise of other securities so purchased. Registrable Warrant Shares, if transferred in accordance with the Articles of Association of the Company, will remain Registrable Warrant Shares for the purpose of the Warrant.


                      14.4.2. "OTHER SECURITIES" means the shares of the Company held by other shareholders who were granted registration rights with respect to such securities pursuant to any agreements between the Company and such shareholders.

                      14.1.3 "COMPANY REGISTRATION" means a registration statement or similar document filed with the United States Securities and Exchange Commission or any other relevant securities authority in another jurisdiction with respect to the registration of any of the Company's securities under the Securities Act or any other applicable securities law, other than pursuant to a registration of securities issuable on Form S-8 or any similar form available for non-United States companies such as the Company, or any successor form thereto, or pursuant to an employee stock option, stock purchase or similar benefit plan.


           14.2       DEMAND REGISTRATION - Subject to the conditions of this
                      Section 14.2, if the Company shall receive a written request from the Holder that the Company file a registration statement under the Securities Act then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all holders of Other Securities having a right to a demand registration, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Warrant Shares that the Holders requests to be registered.

                      The Company shall not be required to effect a registration pursuant to this Section 14.2 (i) prior to the effective date of the registration statement pertaining to the IPO;
                      (ii) after the Company has effected one (1) registration pursuant to this Section 14.3, and such registration have been declared or ordered effective; (iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering; provided that the Company makes reasonable best efforts to cause such registration statement to become effective; (iv) if within thirty (30) days of receipt of a written request from the Holder, the Company gives notice to the Holder of the Company's intention within ninety (90) days to make a public offering or file a draft or final registration statement preparatory to a public offering; or (v) if the Company shall furnish to the Holder a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company or its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder.

           14.3 PIGGYBACK REGISTRATION - At least thirty (30) days prior to the filing of a Company Registration, the Company will give written notice to the holders of the Registrable Warrant Shares of its intention to effect such a registration. The Company will include in such Company Registration all Registrable Warrant Shares and, subject to the provisions of Section 14.4 below, all Other Securities with respect to which the Company has received written requests for inclusion therein within thirty (30) days after the Company gives such notice ("Piggyback Requests"). The foregoing notwithstanding, subject to the provisions of Section 14.5 the holders of the Registrable Warrant Shares will not be permitted to piggyback rights on the IPO if the managing underwriters for the Company advise such holders in writing, as well as to all other shareholders with similar rights, that such IPO piggyback rights must be waived in order for the Company to effect the IPO.

           14.4 ALLOCATION - If the managing underwriters advise the Company in writing that, in their opinion, the number of Registrable Warrant Shares and Other Securities requested in Piggyback Requests to be included in a Company Registration exceeds the number that can be sold in such offering without adversely affecting such underwriters' ability to effect an orderly distribution of such securities, the Company will include in such Company
                      Registration: (i) first, the Company's securities; (ii) second, the number of Registrable Warrant Shares requested to be included that, in the opinion of such underwriters, can be sold, as well as any Other Securities with a right to request participation on a pro rata basis; and (iii) third, any Other Securities without a right to request participation on a pro rata basis requested to be included which, in the opinion of the managing underwriters, can be sold in such offering pro rata among the respective holders thereof on the basis of the number of shares then owned by each such holder.

           14.5 TERM - The rights granted hereunder shall terminate when all Registrable Warrant Shares have been effectively registered, or can be sold freely without registration, under the Securities Act or any other applicable securities law or otherwise without limitation with respect to offerees or the size or timing of the transaction.

           14.6 REGISTRATION EXPENSES - The Company shall be responsible for all registration expenses incurred by holders of Registrable Warrant Shares in connection with any Company Registration, including, (a) the fees of one legal counsel for the holders of Registrable Warrant Shares participating in the registration; and (b) all expenses incident to the Company's performance of or compliance with this Agreement, including without limitation, expenses incurred in connection with the preparation of a prospectus and the procedures set forth herein. Notwithstanding the foregoing, however, underwriters' discounts, fees and commissions in respect of the sale of Registrable Warrant Shares or Other Securities shall be paid by the sellers, pro rata in accordance with the number of shares sold in the offering.

           14.7 PRECONDITIONS TO PARTICIPATION IN UNDERWRITTEN REGISTRATIONS - No holder of Registrable Warrant Shares or Other Securities may participate in any underwritten registration hereunder unless such person, (a) agrees to the sale of (including any restriction on the sale of) its securities on the basis provided in any customary underwriting arrangements, including customary lock-up periods as required by the underwriters with respect to any shares, applicable law, or stock exchanges; and (b) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements.

                      The Company and the Holder will provide each other customary indemnities in respect of any representations or claims made in any registration statement or for any violations of any securities laws.

           14.8 RULE 144 - With a view to making available the benefits of Rule 144 under the Securities Act or similar rule then in effect ("Rule 144") available to the holders of Registrable Warrant Shares and Other Securities, after the initial public offering of any securities of the Company, the Company shall (i) make and keep available adequate current public information with respect to the Company within the meaning of Rule 144(c) or similar rule then in effect ("Rule 144(c)"); (ii furnish to any holder of Registrable Warrant Shares upon request, (i) a written statement by the Company as to its compliance with the informational requirements of Rule 144(c); or (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) comply with all other necessary filings and other requirements so as to enable the holders of Registrable Warrant Shares to sell Registrable Warrant Shares under Rule 144.

           14.9 ASSIGNMENT OF REGISTRATION RIGHTS - Any of the holders of the Registrable Warrant Shares may assign its rights to cause the Company to register Registrable Warrant Shares pursuant to this Warrant to a transferee of the majority of its Registrable Warrant Shares.

           14.10 FOREIGN OFFERINGS - The provisions of this Section 14 shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States.

15.        GOVERNING LAW

           This Warrant shall be governed by, and interpreted in accordance with, the laws of the State of Israel, without giving effect to the rules respective conflict of law, and the parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of Tel Aviv in respect of any dispute or matter arising out of or connected with this Warrant.

16.        INDEMNIFICATION

           16.1 INDEMNIFICATION BY THE COMPANY. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Holder, the officers, directors, agents, investment advisors and employees of the Holder, any person who controls the Holder (as defined in the Companies Law, 5759-1999 (the "COMPANIES LAW")) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys' fees) and expenses (collectively, "LOSSES"), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the registration statement or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding the Holder furnished in writing to the Company by the Holder expressly for use therein, or to the extent that such information relates to the Holder or the Holder's proposed method of distribution of Registrable Warrant Shares and was reviewed and expressly approved in writing by the Holder expressly for use in the registration statement. The Company shall notify the Holder promptly of the institution, threat or assertion of any proceeding of which the Company is aware in connection with the transactions contemplated by this Warrant.

           16.2 INDEMNIFICATION BY HOLDER. The Holder shall indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (as defined in the Companies Law), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon any untrue statement of a material fact contained in any registration statement or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by the Holder to the Company specifically for inclusion in such registration statement or to the extent that such untrue statements or omissions are based solely upon information regarding the Holder furnished in writing to the Company by the Holder expressly for use therein, or to the extent that such information relates to the Holder or the Holder's proposed method of distribution of Registrable Warrant Shares and was reviewed and expressly approved in writing by the Holder expressly for use in the registration statement. In no event shall the liability of the Holder hereunder be greater in amount than the dollar amount of the net proceeds received by the Holder upon the sale of the Registrable Warrant Shares giving rise to such indemnification obligation.

           16.3 CONDUCT OF INDEMNIFICATION PROCEEDINGS. If any proceeding shall be brought or asserted against any party entitled to indemnity hereunder (an "INDEMNIFIED PARTY"), such Indemnified Party shall promptly notify the party from whom indemnity is sought (the "INDEMNIFYING PARTY") in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except to the extent that it shall be finally determined by a court of competent jurisdiction that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.


e-SIM Ltd.


/s/ Yaron Eldad
By: Yaron Eldad
Title: Chief Financial Officer and
       Chief Operating Officer

                                   Exhibit 5.1

                               NOTICE OF EXERCISE



To:        e-SIM Ltd.

1. The undersigned hereby elects to purchase _________ Shares of e-SIM Ltd., pursuant to the terms of the attached Warrant.

2. In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any other securities laws.

3. Please issue a certificate representing said Shares in the name of the undersigned, at the following address:

4. Please issue a new Warrant for the unexercised portion of the attached Warrant (if any) in the name of the undersigned.



----------------------                    -------------------------
(Date)                                    (Print Name of Holder)



                                          -------------------------
                                          (Signature)

                                          Name:
                                          Title:
                                          Telephone: